SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                            _________________________

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
               Suspension of Duty to File Reports under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 1-7727

                       CONNECTICUT NATURAL GAS CORPORATION
              (Exact name of registrant as specified in its charter)

                              100 Columbus Boulevard
                           Hartford, Connecticut  06103
                                  (860) 727-3000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $3.125 par value
             (Title of each class of securities covered by this Form)

                                       None
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ X]      Rule 12h-3(b)(1)(i)    [  ]
     Rule 12g-4(a)(1)(ii)   [  ]      Rule 12h-3(b)(1)(ii)   [  ]
     Rule 12g-4(a)(2)(i)    [  ]      Rule 12h-3(b)(2)(i)    [  ]
     Rule 12g-4(a)(2)(ii)   [  ]      Rule 12h-3(b)(2)(ii)   [  ]
                                      Rule 15d-6             [  ]

        Approximate number of holders of record as of the certification or notice date: One.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Connecticut Natural Gas Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            CONNECTICUT NATURAL GAS CORPORATION



   Date: April 1, 1997      By:/s/ Victor H. Frauenhofer
                               ____________________________________
                               Victor H. Frauenhofer
                               Chairman and Chief Executive Officer